Exhibit 5.1

Tornier N.V. Fred. Roeskestraat 123 1076 EE Amsterdam THE NETHERLANDS	Stibbe N.V. Advocaten en notarissen Strawinskylaan 2001 P.O. Box 75640 1070 AP Amsterdam The Netherlands T +31 20 546 0 606 F +31 20 546 0 123 www.stibbe.com Date 9 April 2013

Tornier N.V. – Registration Statement on Form S-3

Ladies and Gentlemen,

(1)	We have acted as legal counsel to Tornier N.V. (the “Company”), with respect to matters of Netherlands law, in connection with the filing by the Company under the Securities Act of 1933, as amended, of a registration statement on Form S-3, dated the date hereof (the “Registration Statement”), with the United States Securities and Exchange Commission. The Company has provided us with a prospectus (the “Prospectus”), which forms part of the Registration Statement. The Prospectus provides that it will be supplemented in the future by one or more prospectus supplements (each, a “Prospectus Supplement”). The Registration Statement, including the Prospectus as supplemented from time to time by one or more Prospectus Supplements, relates to:

(i)	the issuance, offer and sale from time to time by the Company of up to $200,000,000 in aggregate principal amount consisting of (a) one of more series of the Company’s debt securities (collectively, “Debt Securities”) to be issued under an indenture between the Company, as issuer, and a trustee (a form of which is included as Exhibit 4.4 to the Registration Statement) and one or more board resolutions, supplemental indentures thereto or officer’s certificates thereunder (such indenture, together with the applicable board resolution, supplemental indenture or officer’s certificate pertaining to the applicable series of Debt Securities, the “Applicable Indenture”), (b) ordinary shares in the capital of the Company, each with a par value EUR 0.03 (the “Ordinary Shares” and each an Ordinary Share), (c) warrants to purchase Debt Securities or Ordinary Shares (“Warrants”), such Warrants to be issued under a separate warrant agreement (“Warrant Agreement”) and (d) units consisting of two or more of the Primary Securities (as defined below) (“Units”), such Units to be issued under a separate unit agreement (“Unit Agreement”) (the Applicable Indenture, the Warrant Agreement and the Unit Agreement hereinafter collectively to be referred to as the “Agreements” and each an Agreement). Warrants may be exercisable in whole or in part in Ordinary Shares (“Warrant Shares”). Units may include in whole or in part in Ordinary Shares (“Unit Shares”). The Debt Securities, Ordinary Shares, Warrants and Units, plus any additional Debt Securities, Ordinary Shares, Warrants and Units that may be registered pursuant to any subsequent registration statement that the Company may hereafter file with the United States Securities and Exchange Commission pursuant to Rule 462(b) under the Act in connection with the offering by the Company contemplated by the Registration Statement, are referred to herein collectively as the “Primary Securities”, and each a Primary Security; and

(ii)	the offer and sale from time to time by certain shareholders of the Company to be identified in one or more Prospectus Supplements of up to an aggregate of 8,000,000 ordinary shares in the capital of the Company, each with a par value EUR 0.03, consisting of: (i) a number of ordinary shares in the capital of the Company as issued under the respective deeds of issuance as referred to under 2(d) below and/or the deed of incorporation as referred to under 2 (e), which shares have been combined to a certain number of shares under the Reverse Stock split (as defined below) (the “Reverse Stock split Shares”), (ii) a number of ordinary shares in the capital of the Company issued on or after February 8, 2011 under the Tornier N.V. Amended and Restated Stock Option Plan (the “Option Plan”) and the Tornier N.V. 2010 Incentive Plan (the “Incentive Plan” and together with the Option Plan and the Incentive Plan, the “Plans”) (such shares hereinafter collectively to be referred to as the “Plan Shares”) and such number of ordinary shares in the capital of the Company issued pursuant to the October 2012 Deed of Issuance (as defined below) (the “October 2012 Shares”) (the Reverse Stock split Shares, the Plan Shares and the October 2012 Shares are hereinafter collectively referred to as the “Selling Shareholder Shares”, and each a “Selling Shareholder Share” and jointly with the Primary Securities the “Securities”).

The Registration Statement provides that the Securities may be offered in amounts, at prices and on terms to be set forth in one or more Prospectus Supplements to the Prospectus contained in the Registration Statement.

(2)	For the purpose of this opinion, we have examined and relied upon photocopies or copies received by fax or by electronic means, or originals if so expressly stated, of the following documents:

(a)	the Registration Statement;

(b)	the Plans;

(c)	an extract from the Trade Register of the Chamber of Commerce (Kamer van Koophandel, afdeling Handelsregister) relating to the Company dated the date hereof (the “Extract”);

(d)	the respective deeds of (i) issuance of 88,916,196 ordinary shares with a nominal value of € 0.01 each in the capital of the Company (the “Pre-Listing Shares”), (ii) transfer of 210,000 Pre-Listing Shares to the Company (which shares have been cancelled pursuant to the Shareholders’ Resolution (defined hereinafter) with due observance of the requirements of the law of the Netherlands), and (iii) transfer of 36 Pre-Listing Shares to the Company;

(e)	the written resolutions and, as the case may be, extract of the minutes of a meeting of the managing board of the Company reflecting resolutions to issue the Pre-Listing Shares, as well as written resolutions and, as the case may be, extract of the minutes of a meeting of the supervisory board of the Company reflecting resolutions approving the issuance of the Pre-Listing Shares;

(2)

(f)	the deed of incorporation of the Company dated June 23, 2006, the deed of amendment to the articles of association of the Company dated January 28, 2011 as a result of which 88,706,196 ordinary shares in the capital of the Company, each with a par value of EUR 0.01 have been combined into 29,568,732 ordinary shares, each with a par value of EUR 0.03, of which 29,568,720 ordinary shares were held by others than the Company (the “Reverse Stock split”) and the Company’s articles of association (statuten) effective as lastly amended on February 8, 2011, which according to the Extract referred to above are the articles of association of the Company as currently in force;

(g)	the shareholders’ register of the Company;

(h)	the minutes of the general meeting of shareholders of the Company, held on August 26, 2010, resolving to, inter alia, (i) approving the Incentive Plan and (ii) designate the board of directors of the Company (the “Board of Directors”) for a term of five years as of August 26, 2010 as the competent body to issue shares and grant rights to subscribe for shares for a maximum term of five years, up to the amount of shares included in the authorised share capital as it will read from time to time and to restrict or exclude the pre-emptive rights pertaining to the shares (or rights to subscribe for shares) and (iii) cancel 210,000 Pre-Listing Shares held by the Company (the “Shareholders Resolution”);

(i)	the minutes of a meeting of the Board of Directors held on February 14, 2012, approving, inter alia, amending the Incentive Plan to increase the number of ordinary shares issuable under the Plan by 2,700,000;

(j)	the minutes of the general meeting of shareholders of the Company held on June 27, 2012 inter alia, approving an amendment to the Plan to increase the number of ordinary shares issuable under the Plan by 2,700,000;

(k)	the minutes of meeting of the Board of Directors held on October 28, 2010 inter alia, resolving to amend the Option Plan;

(l)	the draft minutes of the Board of Directors held on July 31, 2012 and August 20, 2012, resolving, inter alia, to issue such number of ordinary shares as to be determined by the M&A Transaction Committee (as defined therein) and to exclude all pre-emptive rights in relation to the issuance of such shares, and the certificate of the Company’s secretary dated October 4, 2012 relating to such minutes;

(m)	a written resolution of the Company’s M&A Transaction Committee, dated October 4, 2012, determining that 1,941,270 ordinary shares in the capital of the Company are to be issued;

(n)	the deed of issuance executed by the Company dated October 4, 2012, pursuant to which 1,941,270 ordinary shares in the capital of the Company have been issued (the “October 2012 Deed of Issuance”);

(o)	a certificate (the “Certificate”) dated 9 April 2013 signed by the Company’s secretary confirming that the Company has not (i) been dissolved (ontbonden), (ii) ceased to exist pursuant to a merger (fusie) or a division (splitsing), (iii) had its assets placed under administration (onder bewind gesteld), (iv) been declared bankrupt (failliet verklaard) or granted a suspension of payments (surseance van betaling verleend), or (v) been made subject to any other insolvency proceedings under any applicable law or otherwise be limited in its rights to dispose of its assets; and

(3)

(p)	such other documents and matters of law as we have deemed necessary or appropriate for the purpose of rendering this opinion.

The minutes and written resolutions listed under 2(e), 2(h) 2(i), 2 (k), 2 (l) and 2(m) are hereinafter referred to as “Resolutions”, the Resolutions, the Registration Statement, the October 2012 Deed of Issuance and the Certificate are hereinafter together to be referred to as the “Documents”.

References to the Civil Code, the Bankruptcy Act, the Code of Civil Procedure, the Financial Supervision Act and any other Codes or Acts are references to the Burgerlijk Wetboek, the Faillissementswet, the Wetboek van Burgerlijke Rechtsvordering, the Wet op het financieel toezicht and such other Codes or Acts of the Netherlands, as amended.

(3)	In rendering this opinion we have assumed:

(a)	the legal capacity of natural persons, the genuineness of all signatures on, and the authenticity and completeness of all documents submitted to us as copies of drafts, originals or execution copies and the exact conformity to the originals of all documents submitted to us as photocopies or copies transmitted by facsimile or by electronic means and that all documents were at this date, and have through the date hereof, remained accurate and in full force and effect without modifications;

(b)	(i) the power, capacity and authority of all parties to enter into and execute each of the Agreements; (ii) that each of the Agreements will be duly authorised by all parties thereto; and (iii) that each of the Agreements will be validly executed and delivered (where such concept is legally relevant) by each of the parties thereto (including but not limited to the Company) under all applicable laws, including the laws by which each of the Agreements are expressed to be governed;

(c)	that each of the Agreements will be executed on behalf of the Company by persons authorised thereto;

(d)	that a choice of law to govern each of the Agreements is valid under such laws and under the laws of any other applicable jurisdiction and would be recognized and given effect to by the courts of any jurisdiction;

(e)	that each of the Agreements and the Plans constitute legal, valid and binding obligations of the parties thereto and are enforceable in accordance with their respective terms under all applicable laws;

(f)	that each of the Plan Shares have been issued, offered, sold, delivered, duly accepted and paid by the subscribers thereof, to persons legally entitled to purchase Plan Shares, (a) as contemplated and in accordance with the relevant Plan and (b) in accordance with any applicable law (including, without limitation, the laws of The Netherlands and (c) upon issue of each Plan Share at least a consideration (in cash or in kind) has been paid to the Company, or as far as the stock grants under the Plans are concerned, has been charged from the distributable reserves of the Company, on such Plan Share with a value equal to the nominal amount thereof and any premium agreed upon;

(4)

(g)	that any and all authorisations and consents of, or other filings with or notifications to, any public authority or other relevant body or person in or of any jurisdiction which may be required in respect of the execution or performance of each of the Agreements have been or will be duly obtained or made, as the case may be;

(h)	that, to the extent any of the provisions of each of the Agreements constitutes an irrevocable power of attorney granted by the Company within the meaning of section 3:74 of the Civil Code, such power of attorney aims at the performance of a legal act (strekt tot het verrichten van een rechtshandeling) in the interest of the proxy or a third party;

(i)	that the information set forth in the Extract is complete and accurate on the date hereof and consistent with the information contained in the file kept by the Trade Register with respect to the Company;

(j)	that that the Resolutions have not been annulled, revoked or rescinded and are in full force and effect as at the date hereof; and

(k)	that in the event that the Securities have been or will be offered in the Netherlands this will be done only in accordance with the Financial Supervision Act.

(4)	This opinion is limited to matters of the laws of the Netherlands in effect on the date of this opinion.

(5)	Based upon and subject to the foregoing and to the further qualifications, limitations and exceptions set forth herein, we are as at the date hereof of the following opinion:

(a)	the Company has been duly incorporated and is validly existing under the laws of the Netherlands as a public limited company (naamloze vennootschap); and

(b)	if all corporate and other action required to be taken by the Company to authorise the execution of the Applicable Indenture (in the form as included as Exhibit 4.4 to the Registration Statement) by it or on its behalf and the performance of its obligations thereunder have been duly taken, the Applicable Indenture (in the form as included as Exhibit 4.4 to the Registration Statement) has been duly executed on behalf of the Company, and when the specific terms of a particular series of Debt Securities have been duly established in accordance with the terms of the Applicable Indenture, and all corporate and other action required to be taken by the Company to (i) establish the specific terms of a particular series of Debt Securities and (ii) authorise the execution of the Debt Securities by it or on its behalf and the performance of its obligations thereunder have been duly taken, the Company has the corporate power and authority to execute and perform its obligations under the Applicable Indenture (in the form as included as Exhibit 4.4 to the Registration Statement) and the Debt Securities;

(5)

(c)	if all corporate and other action required to be taken by the Company to authorise the issuance of Ordinary Shares has been duly and validly taken and upon payment of a consideration (in cash or in kind) to the Company on such Ordinary Share with a value equal to the nominal amount thereof and any premium agreed upon, the Ordinary Shares will be duly authorised and validly issued, fully paid and non-assessable; and

(d)	if all corporate and other action required to be taken by the Company to authorise the issuance of Warrants has been duly and validly taken, the Warrants have been exercised in the manner required and upon payment of the exercise price to the Company the Warrant Shares will be duly authorised and validly issued, fully paid and non-assessable, provided that the exercise price is higher than the nominal value of the Warrant Shares so to be issued;

(e)	if all corporate and other action required to be taken by the Company to authorise the issuance of Unit Shares has been duly and validly taken which authorization will have to determine the contribution to be made (in cash or in kind) to the Company on such Unit Share with a value equal to the nominal amount thereof and any premium agreed upon as part of the consideration due for the Unit, the Unit Shares will be duly authorised and validly issued, fully paid and non-assessable; and

(f)	the Selling Shareholder Shares have been duly authorised and are validly issued, fully paid and non-assessable.

(6)	This opinion is subject to the following qualifications:

(a)	we express no opinion as to the accuracy of any representations given by the Company or any other party (express or implied) under or by virtue of the Documents save in so far as the matters represented are the subject matter of specific opinions set forth above;

(b)	the opinions expressed above are limited by any applicable bankruptcy (faillissement), suspension of payments (surseance van betaling), insolvency, moratorium, reorganisation, liquidation, suretyship, fraudulent conveyance, or similar laws affecting the enforceability of rights of creditors generally (including rights of set-off) in any relevant jurisdiction including but not limited to section 3:45 of the Civil Code and section 42 of the Bankruptcy Act concerning fraudulent conveyance;

(c)	the terms “legal”, “valid”, “binding” or “enforceable” (or any combination thereof), where used in this opinion, mean that the relevant obligations are of a type which the courts of the Netherlands generally recognize and enforce; the use of these terms does not suggest that the obligations will necessarily be enforced in accordance with their terms in all circumstances; in particular, enforcement of such obligations in the courts of the Netherlands will always be subject to applicable statutes of limitation, interpretation by the court (taking into account the intention of the parties to a contract), the effect of general principles of law including (without limitation) the concepts of reasonableness and fairness (redelijkheid en billijkheid) and abuse of circumstances (misbruik van omstandigheden), and defences based on error (dwaling), fraud (bedrog), duress (dwang), force majeure (overmacht) and set-off (verrekening);

(6)

(d)	when applying the law of a jurisdiction expressed in an agreement to be the governing law of that agreement, the courts of the Netherlands (assuming they have jurisdiction over the matter):

(i)	will apply overriding mandatory provisions of the laws of the Netherlands irrespective of the law otherwise applicable to the relevant agreement;

(ii)	may give effect to the overriding mandatory provisions of the law of the jurisdiction where the obligations arising out of the agreement have to be or have been performed, in so far as those overriding mandatory provisions render performance of the agreement – in accordance with the law otherwise applicable to it – unlawful; and

(iii)	may refuse to apply the law of another jurisdiction if such application is manifestly incompatible with the public policy of the Netherlands;

(e)	under Netherlands law a power of attorney will no longer be valid or enforceable as a matter of law upon the grantor of the power of attorney being declared bankrupt (failliet verklaard) or being granted suspension of payments (surseance van betaling verleend); insofar as certain provisions of the Agreement, including but not limited to the appointment of an agent for service of process, expressly or implicitly provide for or constitute powers of attorney, the validity of the same is similarly qualified; and

(f)	the term “non-assessable” as used in this opinion means that a holder of a Share will not by reason of merely being such a holder, be subject to assessment or calls by the Company or its creditors.

(7)	This opinion and any issue arising under this opinion will be governed by the laws of the Netherlands.

(8)	We consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving such consent we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Yours faithfully,

Stibbe N.V.

/s/ Manon Cremers	/s/ Marius Josephus Jitta

Manon Cremers	Marius Josephus Jitta

(7)